Exhibit 5.1

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Milan

Tanger Properties Limited Partnership

3200 Northline Avenue, Suite 360

Greensboro, North Carolina, 27408

Re:	Tanger Properties Limited Partnership $400,000,000 in aggregate principal amount of 2.750% Senior Notes due 2031

Ladies and Gentlemen:

We have acted as special counsel to Tanger Properties Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), in connection with the issuance of $400,000,000 aggregate principal amount of the Operating Partnership’s 2.750% Senior Notes due 2031 (the “Notes”), under a Twelfth Supplemental Indenture (the “Twelfth Supplemental Indenture”), dated as of the date hereof, between the Operating Partnership and U.S. Bank National Association (the “Trustee”) to the Indenture, dated as of March 1, 1996, among the Issuer, Tanger Factory Outlet Centers, Inc. and State Street Bank and Trust Company (as predecessor Trustee) (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of March 11, 1996 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of October 24, 1997 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of February 15, 2001 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of November 4, 2005 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of August 16, 2006 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture, dated as of July 2, 2009 (the “Sixth Supplemental Indenture”), the Seventh Supplemental Indenture, dated June 7, 2010 (the “Seventh Supplemental Indenture”), the Eighth Supplemental Indenture, dated as of November 25, 2013 (the “Eighth Supplemental Indenture”), the Ninth Supplemental Indenture, dated as of November 21, 2014 (the “Ninth Supplemental Indenture”), the Tenth Supplemental Indenture, dated as of August 8, 2016, as amended by the First Amendment to Tenth Supplemental Indenture, dated as of October 13, 2016 (collectively, the “Tenth Supplemental Indenture”) and the Eleventh Supplemental Indenture, dated as of July 3, 2017 (the “Eleventh Supplemental Indenture” and, together with the Base Indenture, First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture, Fifth Supplemental Indenture, Sixth Supplemental Indenture, Seventh Supplemental Indenture, Eighth Supplemental Indenture, Ninth Supplemental Indenture, the Tenth Supplemental

August 10, 2021

Indenture and Twelfth Supplemental Indenture, the “Indenture”) pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 24, 2021 (Registration No. 333-253430 and 333-253430-01) (as so filed and as amended, the “Registration Statement”), including a base prospectus, dated February 24, 2021 (the “Base Prospectus”), and a prospectus supplement, dated August 5, 2021 (together with the Base Prospectus, the “Prospectus”) and an underwriting agreement, dated August 5, 2021, among Wells Fargo Securities, LLC, Truist Securities, Inc. and U.S. Bancorp Investments, Inc., as representatives of the several Underwriters named in the underwriting agreement, the Company and the Operating Partnership (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers and other representatives of the Company and the Operating Partnership and others as to factual matters, including the representations and warranties of the Company and the Operating Partnership in the Underwriting Agreement. We have not independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of the state of North Carolina are addressed in the opinion of Womble Bond Dickinson (US) LLP, which has been separately provided to you. We express no opinion with respect to those matters herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Operating Partnership enforceable against the Operating Partnership in accordance with their terms.

Our opinions are subject to:

(a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

August 10, 2021

(b) (1) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (2) concepts of materiality, reasonableness, good faith and fair dealing, and (3) the discretion of the court before which a proceeding is brought; and

(c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of rights or defenses contained in Section 514 of the Indenture; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xii) provisions permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (xiii) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, or pension or employee benefit laws, usury laws, environmental laws, margin regulations, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

With your consent, we have assumed (a) that the Operating Partnership is validly existing and in good standing under the laws of its state of organization and has the power and authority to execute, deliver and perform its obligations under the Underwriting Agreement, Indenture and the Notes, (b) that the Underwriting Agreement, Indenture and the Notes have been duly authorized, executed and delivered by the parties thereto, (c) that the Indenture and the Notes constitute legally valid and binding obligations of the parties thereto other than the Operating Partnership, enforceable against each of them in accordance with their respective terms and (d) that the status of the Indenture and the Notes as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

August 10, 2021

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company and Operating Partnership’s Current Report on Form 8-K dated August 10, 2021 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP